EXHIBIT 99.1











                    THREE RIVERS BANCORP, INC.


                        STOCK OPTION PLAN






                        February 24, 2000



                    THREE RIVERS BANCORP, INC.

                        STOCK OPTION PLAN

     The purposes of the Stock Option Plan (the "Plan") are to encourage eligible employees of THREE RIVERS BANCORP, INC. (the "Corporation") and its Subsidiaries, including directors and officers of the Corporation who are employees, to increase their efforts to make the Corporation and each Subsidiary more successful, to provide an additional inducement for such employees to remain with the Corporation or a Subsidiary, to reward such employees by providing an opportunity to acquire the Common Stock, par value $0.01 per share, of the Corporation (the "Common Stock") on favorable terms and to provide a means through which the Corporation may attract able persons to enter the employment of the Corporation or one of its Subsidiaries. For purposes of the Plan, the term "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Corporation if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. An additional limited purpose of the Plan is to provide a single grant of stock options to option holders of the Corporation's present parent corporation (who may or may not become employees of the Corporation) in connection with the adjustment of the parent corporation stock options necessary to give proper effect to the proposed spin-off of the Corporation by its parent corporation.

SECTION 1

Administration

     The Plan shall be administered by a Committee (the "Committee") appointed from time to time by the Board of Directors of the Corporation (the "Board") and consisting of no fewer than two members of the Board, each of whom qualifies as an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code). The Board may at any time, without cause, remove any person from the Committee by written notice to such person. Any member of the Committee may resign by written notice to the Board.

     The Committee shall interpret the Plan and prescribe such rules, regulations and procedures in connection with the operations of the Plan as it shall deem to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan.

     The Committee shall keep records of any action taken at its meetings. A majority of the Committee shall constitute a quorum at any meeting and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.

SECTION 2

Eligibility

     Those salaried employees of the Corporation or any Subsidiary with executive, managerial, technical or professional responsibility ("Key Employees"), who may or may not be an officer or a member of the Board of Directors, shall be eligible to receive stock options as described herein. In addition, individuals described in the last sentence of the purpose paragraph of this Plan document shall be eligible to receive a stock option grant for the limited purpose described therein.

     Subject to the provisions of the Plan, the Committee shall have full and final authority, in its discretion, to grant stock options as described herein and to determine the Key Employees to whom stock options shall be granted and the number of shares to be covered by each stock option. In determining the eligibility of any employee, as well as in determining the number of shares which may be acquired pursuant to each stock option, the Committee shall consider the positions and the responsibilities of the employee being considered, the nature and value to the Corporation or a Subsidiary of his or her services, his or her present and/or potential contribution to the success of the Corporation or a Subsidiary and such other factors as the Committee may deem relevant.

SECTION 3

Shares Available under the Plan

     The aggregate number of shares of the Common Stock which may be issued or delivered and as to which stock options may be granted under the Plan is 300,000 shares. All of such shares are subject to adjustment and substitution as set forth in
Section 6.

     If any stock option granted under the Plan is cancelled by mutual consent or terminates or expires for any reason without having been exercised in full, the number of shares subject to such stock option shall again be available for purposes of the Plan.

     The shares which may be issued or delivered under the Plan may be either authorized but unissued shares or treasury shares, or partly each, as shall be determined from time to time by the Board.

SECTION 4

Grant of Stock Options

     The Committee shall have authority, in its discretion, to grant "incentive stock options" pursuant to Section 422 of the Code, to grant "non-statutory stock options" (stock options which do not qualify under Section 422 of the Code) or to grant both types of stock options, provided that the exercise of one type of option shall not affect the other type.

     To the extent that the aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year (under all plans of the individual's employer corporation and its parent and subsidiary corporations) exceeds $100,000, such stock options shall be treated as options which are non-statutory stock options. The preceding sentence shall be applied by taking options into account in the order in which they are granted. Also, for this purpose, the fair market value of any stock shall be determined as of the date the option with respect to such stock was granted.

SECTION 5

Terms and Conditions of Stock Options

     Stock options granted under the Plan shall be subject to the following terms and conditions:

          (A) The purchase price at which each stock option may be exercised (the "option price") shall be such price as the Committee, in its discretion, shall determine but (i) in the case of an incentive stock option generally, shall not be less than one hundred percent (100%) of the fair market value per share of Common Stock which may be acquired pursuant to the stock option on the date of grant, and (ii) in the case of an incentive stock option granted to an employee who, immediately prior to such grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or any Subsidiary (or parent corporation) (a "Ten Percent Employee"), the option price shall not be less than 110% of such fair market value on the date of grant. For purposes of this Section 5(A), the fair market value of the Common Stock shall be determined as provided in Section 5(H) below. Also, for purposes of this Section 5(A), an individual
(i) shall be considered as owning not only shares of the Common Stock owned individually, but also all shares that are at the time owned, directly or indirectly, by or for the spouse, ancestors, lineal descendants and brothers and sisters (whether by the whole or half blood) of such individual and (ii) shall be considered as owning proportionately any shares owned, directly or indirectly, by or for any corporation, partnership, estate or trust in which such individual shall be a stockholder, partner or beneficiary.

          (B) The option price shall be payable in full in any one or more of the following ways:

               (i)  in cash; and/or

               (ii) subject to any conditions imposed by the Committee, in shares of the Common Stock (which (a) are owned by the optionee free and clear of all liens and other encumbrances and which are not subject to the restrictions set forth in
Section 7 below, and (b) if such shares were acquired through the exercise of an incentive stock option, the holding period requirements of Section 422(a) of the Code are satisfied) having a fair market value on the date of exercise of the stock option, determined as provided in Section 5(H), equal to the option price for the shares being purchased.

     If the option price is paid in whole or in part in shares of Common Stock, any portion of the option price representing a fraction of a share shall be paid in cash. The date of exercise of a stock option shall be determined under procedures established by the Committee, and the option price shall be payable at such time or times as the Committee, in its discretion, shall determine. No shares shall be issued or delivered upon exercise of a stock option until full payment of the option price has been made. When full payment of the option price has been made and subject to the restrictions set forth in
Section 7, the optionee shall be considered for all purposes to be the owner of the shares with respect to which payment has been made. Payment of the option price with shares shall not increase the number of shares of Common Stock which may be issued or delivered under the Plan as provided in Section 3.

     In addition, the Committee may, from time to time, permit and provide for the exercise of options through brokers, at an optionee's election, in accordance with federal law governing such exercises, including related short-term loans necessary to facilitate the same.

          (C) Subject to Section 8 hereof, stock options may be exercised under the vesting schedules established by the Committee. No incentive stock option shall be exercisable after the expiration of ten years (five years in the case of a Ten Percent Employee) from the date of grant. No non-statutory stock option shall be exercisable after the expiration of ten years and six months from the date of grant. Subject to this
Section 5(C) and Sections 5(F), 5(G) and 5(H) below, stock options may be exercised at such times, in such amounts and subject to such restrictions as shall be determined, in its discretion, by the Committee.

          (D) No stock option rights shall be transferable by an optionee other than by will, or if an optionee dies intestate, by the laws of descent and distribution of the state of domicile of the optionee at the time of death, and all stock options shall be exercisable during the lifetime of an optionee only by the optionee; provided, however, that the Committee may permit the limited transferability of non-statutory stock options in accordance with Internal Revenue Service and Securities and Exchange Commission guidelines from time to time in effect.

          (E) Unless otherwise determined by the Committee and set forth in the stock option agreement referred to in
Section 5(G) or an amendment thereto:

               (i) If the employment of an optionee who is not a Disabled Optionee (as defined in Section 5(F) below) is voluntarily terminated with the consent of the Corporation or a Subsidiary, any then outstanding stock option held by such optionee shall be exercisable (to the extent exercisable on the date of termination of employment) by such optionee at any time prior to the earlier of the expiration date of such stock option or the date which is three months after the date of termination of employment;

               (ii) If an optionee retires under any retirement plan of the Corporation or a Subsidiary specified by the Committee, any then outstanding stock option held by such optionee shall be exercisable in full (whether or not so exercisable on the date of termination of employment) by such an optionee at any time prior to the earlier of the expiration date of such stock option or the date which is three months after the date of termination of employment;

               (iii) If the employment of an optionee who is a Disabled Optionee is terminated, any then outstanding stock option held by such optionee shall be exercisable in full (whether or not so exercisable on the date of termination of employment) by the optionee at any time prior to the earlier of the expiration date of such stock option or the date which is one year after the date of termination of employment;

               (iv) The following transfers of employees will not be treated as a termination of employment:

                    (a)  A transfer of an employee between
Subsidiaries of the Corporation;

                    (b)  A transfer of an employee from the
Corporation to one of its Subsidiaries; or

                    (c)  A transfer of an employee to the
Corporation from one of its Subsidiaries.

               (v) Following the death of an optionee during employment, any outstanding stock option held by the optionee at the time of death shall be exercisable in full (whether or not so exercisable on the date of the death of the optionee) by the person or persons entitled to do so under the will of the optionee, or, if the optionee shall fail to make testamentary disposition of the stock option or shall die intestate, by the legal representative of the optionee, at any time prior to the expiration date of such stock option or within one year after the date of death, whichever is the shorter period. Following the death of an optionee after termination of employment during a period when a stock option is exercisable as provided in clauses (i), (ii) and (iii) above, any outstanding stock option held by the optionee at the time of death shall, to the extent the stock option was exercisable by the optionee at the time of death, be exercisable by such person or persons as would have been so entitled had the employee died prior to the termination of employment, so long as such exercise occurs prior to the earlier of the expiration date of such stock option or the date which is one year after the date of death.

          (F) If the employment of an optionee terminates for any reason other than voluntary termination with the consent of the Corporation or a Subsidiary, disability, retirement under any specified retirement plan of the Corporation or a Subsidiary, or death, the rights of such optionee under any then outstanding stock option shall terminate at the time of such termination of employment. In addition, the Committee may in its discretion immediately terminate all stock options held by the optionee if an optionee (i) engages in the operation or management of a business, whether as owner, partner, officer, director, employee or otherwise and whether during or after termination of employment, which is in competition with the Corporation or any of its Subsidiaries; (ii) uses for his own benefit or discloses to a third party information pertaining to the Corporation or any of its Subsidiaries which the Corporation or its Subsidiaries consider to be confidential; or
(iii) interferes with the relationship between the Corporation or a Subsidiary and its employees, suppliers or customers.

     "Disabled Optionee" shall mean an individual who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

     Whether termination of employment is a voluntary termination with the consent of the Corporation or a Subsidiary; whether an optionee is a Disabled Optionee; whether an optionee has engaged in the operation or management of a business which is in competition with the Corporation or any of its Subsidiaries; whether an optionee uses for his own benefit or discloses to a third party information pertaining to the Corporation or any of its Subsidiaries which is confidential; and whether an optionee has interfered with the relationship between the Corporation or a Subsidiary and its employees, suppliers or customers shall be determined in each case by the Committee, whose determination shall be final and binding unless such determination is demonstrably arbitrary and capricious.

          (G) All stock options shall be confirmed by a stock option agreement, or an amendment thereto, which shall be executed by the Chief Executive Officer, the President (if other than the Chief Executive Officer) or any Executive Vice
President on behalf of the Corporation and by the employee to whom such stock options are granted.

          (H) Fair market value of the Common Stock, so long as the Common Stock trades in the Over-the-Counter market or on a stock exchange, shall be computed by taking the mean between the highest and lowest selling prices per share of the Common Stock as quoted in such reliable publication as the Committee, in its discretion, may choose to rely upon, on the date an option is granted (or any other relevant measurement date) or, if no trade occurs on such date, the immediately preceding date on which a trade did occur.

     If at any time the Common Stock does not trade in the Over-the-Counter market or on a stock exchange, the fair market value of the Common Stock shall be determined by an independent and experienced appraiser which is selected by the Committee. Fair market value shall be determined without regard to any restriction applicable to the Common Stock other than a restriction which, by its terms, will never lapse.

          (I) The obligation of the Corporation to issue or deliver shares of the Common Stock under the Plan shall be subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended (the "1933 Act"), with respect to such shares, if deemed necessary or appropriate by counsel for the Corporation, (ii) the condition that the shares shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which such shares may then be listed and (iii) all other applicable laws, regulations, rules and orders which may then be in effect; provided, however, that if the Company Stock shall be delisted from all national stock exchanges and/or deregistered in accordance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Corporation shall have the obligation to issue and deliver shares of Common Stock under the Plan upon the exercise of any then outstanding stock option.

     Subject to the foregoing provisions of this Section 5 and the other provisions of the Plan, any stock option granted under the Plan shall be subject to such other terms and conditions as the Committee shall deem advisable.

     For purposes of administering stock options granted pursuant to the last sentence of the purpose paragraph of this Plan document, past service credit with the Corporation's present parent corporation and its affiliates shall be given for vesting purposes. The vesting and exercise rights of optionees who remain employees of the Corporation's present parent corporation and its affiliates (other than the Corporation and a Subsidiary) shall be determined by reference to their employment (and termination thereof) with such parent corporation and affiliates. To the extent the terms of this Plan document permit option terms more favorable than those under the USBANCORP, INC. 1991 Stock Option Plan, the terms of the options described in this paragraph shall not include such more favorable terms.

SECTION 6

Adjustment and Substitution of Shares

     If a dividend or other distribution shall be declared upon the Common Stock payable in shares of Common Stock, the number of shares of Common Stock then subject to any outstanding stock option and the number of shares which may be issued or delivered under the Plan but are not then subject to an outstanding stock option shall be adjusted by adding thereto the number of shares which would have been distributable thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend or distribution.

     If the outstanding shares of Common Stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Corporation or another corporation, whether through reorganization, reclassification, recapitalization, stock split-up, reverse stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of Common Stock subject to any then outstanding stock option and for each share of Common Stock which may be issued or delivered under the Plan but is not then subject to an outstanding stock option, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchangeable.

     In the case of any adjustment or substitution as provided for in this Section 6, the aggregate option price for all shares subject to each then outstanding stock option prior to such adjustment or substitution shall be the aggregate option price for all shares of stock or other securities (including any fraction) to which such shares shall have been adjusted or which shall have been substituted for such shares. Any new option price per share shall be carried to at least three decimal places with the last decimal place rounded upwards to the nearest whole number.

     No adjustment or substitution provided for in this
Section 6 shall require the Corporation to issue or sell a fraction of a share or other security. Accordingly, all fractional shares or other securities which result from any such adjustment or substitution shall be eliminated and not carried forward to any subsequent adjustment or substitution, unless otherwise provided by the Committee.

     If any such adjustment or substitution provided for in this
Section 6 requires the approval of stockholders in order to enable the Corporation to grant incentive stock options, then no such adjustment or substitution shall be made without prior stockholder approval. Notwithstanding the foregoing, in the case of incentive stock options, if the effect of any such adjustment or substitution would be to cause the stock option to fail to continue to qualify as an incentive stock option or to cause a modification, extension or renewal of such stock option within the meaning of Section 424 of the Code, the Committee may elect that such adjustment or substitution not be made but rather shall use reasonable efforts to effect such other adjustment of each then outstanding stock option as the Committee in its sole discretion shall deem equitable and which will not result in any disqualification, modification, extension or renewal (within the meaning of Section 424 of the Code) of such incentive stock option.

     All share adjustments made pursuant to this section shall result in a correlative adjustment to the authorized shares in
Section 3.

SECTION 7

Restrictions on Transfer of Certain Shares

     Shares of Common Stock acquired under exercise of an option pursuant to Section 5(B) by a person then subject to the provisions of Section 16 of the Exchange Act shall not be sold or otherwise transferred prior to the expiration of the six months after the date of the grant of the option. The Corporation is authorized to (i) retain the certificate(s) representing such shares or place such certificates in the custody of its transfer agent, (ii) place a restrictive legend on such shares, and/or (iii) issue a stop transfer order to the transfer agent with respect to such shares in order to enforce the transfer restrictions of this Section.

SECTION 8

Acceleration of the Exercise Date of Stock Options

     Notwithstanding any other provision of this Plan, all stock options shall become exercisable upon the occurrence of any of the events listed below, whether or not such options are then exercisable under the provisions of the applicable agreements relating thereto:

          (A) Stock option rights shall be exercisable during any one or more of the following periods:

               (i) for a period of 60 days beginning on the date on which shares of Common Stock are first purchased pursuant to a tender offer or exchange offer (other than such an offer by the Corporation or a Subsidiary) (or an employee benefit plan or either), whether or not such offer is approved or opposed by the Corporation or a Subsidiary and regardless of the number of shares of Common Stock purchased pursuant to such offer;

               (ii) for a period of 60 days beginning on the date the Corporation acquires knowledge that any person or group deemed a person under Section 13(d)(3) of the Exchange Act, in a transaction or series of transactions, shall become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of securities of the Corporation entitling the person or group to 24.99% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of the Corporation would be entitled if the election of directors were an election held on such date;

               (iii) for a period of 60 days beginning on the date of filing under the Exchange Act of a Statement on
Schedule 13D, or any amendment thereto, by any person or group deemed a person under Section 13(d)(3) of the Exchange Act, disclosing an intention or possible intention to acquire or change control of the Corporation;

               (iv) for a period of 60 days beginning on the date, during any period of two consecutive years, when individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the shareholders of the Corporation, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; and

               (v) for a period of 60 days beginning on the date of approval by the shareholders of the Corporation of an agreement (a "reorganization agreement") providing for (a) the merger or consolidation of the Corporation with another corporation where the shareholders of the Corporation, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares of the corporation issuing cash or securities in the merger or consolidation entitling such shareholders to 40% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of such corporation would be entitled in the election of directors or where the members of the Board of directors of the Corporation, immediately prior to the merger or consolidation, do not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation or (b) the sale or other disposition of all or substantially all the assets of the Corporation.

SECTION 9

Effect of the Plan on the Rights of Employees and Employer

     Neither the adoption of the Plan nor any action of the Board or the Committee pursuant to the Plan shall be deemed to give any employee any right to be granted a stock option under the Plan and nothing in the Plan, in any stock option granted under the Plan or in any stock option agreement shall confer any right upon any employee to continue in the employment of the Corporation or any Subsidiary or diminish in any way the right of the Corporation or any Subsidiary to terminate the employment of any employee at any time. The granting of a stock option shall impose no obligation upon the Optionee to exercise such option.

SECTION 10

Amendment

     The right to alter and amend the Plan at any time and from time to time and the right to revoke or terminate the Plan are hereby specifically reserved to the Board; provided always, that no such revocation or termination shall terminate any outstanding stock option theretofore granted under the Plan; and provided further, that no such alteration or amendment of the Plan shall, without prior stockholder approval, (a) increase the total number of shares which may be issued under the Plan,
(b) make any change in the class of eligible employees or
(c) make any other change that requires such approval for favorable or desirable treatment under tax, securities or other applicable laws. No alteration, amendment, revocation or termination of the Plan shall, without the written consent of the holder of a stock option theretofore granted under the Plan, adversely affect the rights of such holder with respect to such stock option.

SECTION 11

Effective Date and Duration of Plan

     The effective date and date of adoption of the Plan shall be February 24, 2000 (the "Effective Date"), the date of adoption of the Plan by the Board, provided that such adoption of the Plan by the Board is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock at a meeting of such holders duly called, convened and held within one year of the Effective Date, or by written consent in lieu of a meeting. Notwithstanding any provision of the Plan to the contrary (except for options granted under the purpose paragraph of this Plan document set forth above), no stock option granted under the Plan prior to such shareholder approval may be exercised until after such approval. No stock option may be granted under the Plan subsequent to February 23, 2010.

     Notwithstanding the preceding provisions of this Section, in the event this Plan document is resubmitted to the Corporations' Shareholders for approval at a later date in accordance with the provisions of 162(m) of the Code, the failure to secure such approval shall not adversely affect or otherwise result in the cancellation of options described in the last sentence of the purpose paragraph of this Plan document set forth above.

SECTION 12

Application of Funds

     The proceeds received by the Corporation for the sale of the Common Stock pursuant to exercise of stock options shall be used for general corporate purposes.

SECTION 13

Reservation of the Stock

     The grant of stock options to employees hereunder shall not be construed to constitute the establishment of a trust of the Common Stock issuable pursuant to such stock options, and no particular Common Stock shall be identified as optioned and reserved for employees hereunder. The Corporation shall be deemed to have complied with the terms of the Plan if, at the time of issuance and delivery pursuant to the exercise of a stock option, it has a sufficient number of shares of the Common Stock authorized and unissued or in its treasury which may then be appropriated and issued for purposes of the Plan, irrespective of the date when such Common Stock was authorized.

SECTION 14

Governing Law

     Except to the extent pre-empted by federal law, the Plan and all determinations and actions taken pursuant thereto shall be governed by the domestic internal laws of the Commonwealth of Pennsylvania and construed in accordance therewith.





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